                                                                       Exhibit 2


                          AGREEMENT AND PLAN OF MERGER




                                      AMONG




                      MIDNIGHT ACQUISITION HOLDINGS, INC.,




                           MIDNIGHT ACQUISITION CORP.




                                       AND




                               ASAHI/AMERICA, INC.




                           DATED AS OF AUGUST 9, 1999

                                TABLE OF CONTENTS

                                                                                                  Page
                                                                                                 ------

ARTICLE I  The Merger ...........................................................................2

   SECTION 1.01.  The Merger ....................................................................2
   SECTION 1.02.  Closing .......................................................................2
   SECTION 1.03.  Effective Time.................................................................2
   SECTION 1.04.  Effects of the Merger..........................................................3
   SECTION 1.05.  Articles of Organization and By-laws...........................................3
   SECTION 1.06.  Directors .....................................................................3
   SECTION 1.07.  Officers ......................................................................3

ARTICLE II  Effect of the Merger on the Capital Stock of the Constituent
                       Corporations; Exchange of Certificates....................................3

   SECTION 2.01.  Effect on Capital Stock........................................................3
   SECTION 2.02.  Payment for Shares.............................................................5
   SECTION 2.03.  Options. ......................................................................6

ARTICLE III  Representations and Warranties of the Company.......................................8

   SECTION 3.01.  Organization...................................................................8
   SECTION 3.02.  Subsidiaries...................................................................8
   SECTION 3.03.  Capitalization.................................................................9
   SECTION 3.04.  Authority ....................................................................10
   SECTION 3.05.  Consents and Approvals; No Violations.........................................10
   SECTION 3.06.  SEC Reports and Financial Statements..........................................11
   SECTION 3.07.  Absence of Certain Changes or Events..........................................12
   SECTION 3.08.  No Undisclosed Liabilities....................................................13
   SECTION 3.09.  Information Supplied..........................................................13
   SECTION 3.10.  Benefit Plans.................................................................13
   SECTION 3.11.  Other Compensation Arrangements...............................................15
   SECTION 3.12.  Litigation ...................................................................16
   SECTION 3.13.  Compliance with Applicable Law................................................16
   SECTION 3.14.  Tax Matters...................................................................17
   SECTION 3.15.  State Takeover Statutes.......................................................18
   SECTION 3.16.  Brokers; Fees and Expenses....................................................19
   SECTION 3.17.  Opinion of Financial Advisor..................................................19
   SECTION 3.18.  Intellectual Property.........................................................19
   SECTION 3.19.  Labor Relations and Employment................................................20

   SECTION 3.20.  Change of Control; Effect of the Disposition..................................21
   SECTION 3.21.  Environmental Matters.........................................................22
   SECTION 3.22.  Material Contracts............................................................24
   SECTION 3.23.  Property. ....................................................................27
   SECTION 3.24.  Insurance. ...................................................................27

ARTICLE IV  Representations and Warranties of Parent and Sub....................................28

   SECTION 4.01.  Organization..................................................................28
   SECTION 4.02.  Authority ....................................................................28
   SECTION 4.03.  Consents and Approvals; No Violations.........................................29
   SECTION 4.04.  Information Supplied..........................................................29
   SECTION 4.05.  Interim Operations of Sub.....................................................29

ARTICLE V  Covenants ...........................................................................29

   SECTION 5.01.  Conduct of Business of the Company............................................29
   SECTION 5.02.  No Solicitation...............................................................33
   SECTION 5.03.  Other Actions.................................................................35
   SECTION 5.04.  Notice of Certain Events......................................................35

ARTICLE VI  Additional Agreements...............................................................36

   SECTION 6.01.  Stockholder Approval; Preparation of Proxy Statement..........................36
   SECTION 6.02.  Access to Information.........................................................37
   SECTION 6.03.  Reasonable Efforts............................................................37
   SECTION 6.04.  Fees and Expenses.............................................................38
   SECTION 6.05.  Indemnification; Insurance....................................................39
   SECTION 6.06.  Certain Litigation............................................................39

ARTICLE VII  Conditions ........................................................................40

   SECTION 7.01.  Conditions to Each Party's Obligation to Effect the Merger....................40
   SECTION 7.02.  Conditions to Obligations of Parent and Sub...................................41
   SECTION 7.03.  Conditions to Obligations of the Company......................................42

ARTICLE VIII  Termination, Amendment and Waiver.................................................43

   SECTION 8.01.  Termination...................................................................43
   SECTION 8.02.  Effect of Termination.........................................................44
   SECTION 8.03.  Amendment ....................................................................45
   SECTION 8.04.  Extension; Waiver.............................................................45



ARTICLE IX  Miscellaneous ......................................................................45

   SECTION 9.01.  Nonsurvival of Representations and Warranties.................................45
   SECTION 9.02.  Notices ......................................................................45
   SECTION 9.03.  Interpretation................................................................46
   SECTION 9.04.  Counterparts..................................................................47
   SECTION 9.05.  Entire Agreement; Third Party Beneficiaries...................................47
   SECTION 9.06.  Governing Law.................................................................47
   SECTION 9.07.  Publicity ....................................................................47
   SECTION 9.08.  Assignment ...................................................................47
   SECTION 9.09.  Enforcement...................................................................48


Annexes
-------
Annex I - Definitions


Exhibits
--------
Exhibit A - Employment Agreement
Exhibit B - Disposition Agreement
Exhibit C - Stockholder Agreement

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 9, 1999, is among MIDNIGHT Acquisition Holdings, Inc., a Delaware Corporation ("Parent"), MIDNIGHT ACQUISITION CORP., a Massachusetts corporation and a subsidiary of Parent ("Sub"), and ASAHI/AMERICA, INC., a Massachusetts corporation (the "Company").


                                    RECITALS

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Sub to merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, pursuant to the Merger, each outstanding share of common stock, no par value, of the Company (the "Company Common Stock," all the outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") shall be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein;

                  WHEREAS, Parent, Sub and the Company are hereby adopting a plan of merger, providing for the merger of Sub with and into the Company, with the Company being the surviving corporation. The Merger will be consummated in accordance with this Agreement upon the filing by the Company and Sub of articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts, such Merger to be consummated as of the Effective Time (as defined below) of the Merger;

                  WHEREAS, upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL") as provided in this Agreement;

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  WHEREAS, Parent and Sub have required, as a condition to their willingness to enter into this Agreement, that Leslie B. Lewis (the "Executive") contemporaneously enter into the Employment Agreement (as defined herein) concurrently with the execution and delivery of this Agreement; and

                  WHEREAS, the Board of Directors of the Company (the "Board") has directed that this Agreement be submitted to a vote of the holders of the Shares in accordance with the MBCL, and Parent, as sole shareholder of Sub, has duly approved this Agreement in accordance with the MBCL.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    AGREEMENT


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03), whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation and shall continue its corporate existence as a subsidiary of Parent and shall continue to be governed by the laws of the Commonwealth of Massachusetts. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                  SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another date, time or place is agreed to in writing by the parties hereto.

                  SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the Commonwealth of Massachusetts (i) the Articles of Merger executed in accordance with the relevant provisions of the MBCL, and (ii) all other filings or recordings required under the MBCL and the Massachusetts General Laws. The Merger shall become effective at such time as Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts, or at such other time not more than thirty days after such filing as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 80 of the MBCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Sub, all as provided under Massachusetts law.

                  SECTION 1.05.  ARTICLES OF ORGANIZATION AND BY-LAWS.

                           (a) The Articles of Organization of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                           (b) The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                  SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and the Company shall procure, prior to and as a condition to the Closing, the resignation of each of its directors effective as of the Closing.

                  SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

                           (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become 1 fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                           (b) CANCELLATION OF TREASURY STOCK AND GRANDPARENT AND PARENT OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Asahi Organic Chemicals Industry Co., Ltd. ("Grandparent"), Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                           (c) CONVERSION OF COMPANY COMMON STOCK. Subject to
         Section 2.01(d), each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $8.25, plus an amount equal to the Net Quail Proceeds divided by (i) the number of Shares issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) plus (ii) all Shares into which Options (as defined in Section 2.03(a)) are exercisable at the Effective Time (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. For the purposes hereof, "Net Quail Proceeds" shall mean the aggregate amount of consideration received by the Company in the Disposition (as defined in Section 3.02), net of taxes paid or payable by the Company in respect of the Disposition, after taking into account any tax deductions received or receivable by the Company, and net of all expenses paid or payable by the Company or by Quail Piping Products, Inc. ("Quail") on account of any other party in connection with the Disposition or pursuant to Section 8 of the agreement in the form attached hereto as Exhibit B (the "Disposition Agreement").

                           (d) SHARES OF DISSENTING STOCKHOLDERS.
         Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who complies with Sections 86 through 98, inclusive, of the MBCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MBCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the MBCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                           (e) WITHHOLDING TAX. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

                  SECTION 2.02.  PAYMENT FOR SHARES.

                           (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent in the Merger (the "Paying Agent"), and, at the Effective Time, Parent shall make available to the Paying Agent funds in amounts necessary for the payment of the Merger Consideration, excluding the Net Quail Proceeds, which shall be made available to the Paying Agent by the Surviving Corporation in amounts and at the times necessary, upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.01 and upon cancellation of any Option as part of the Merger pursuant to Section 2.03 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

                           (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
         Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                           (c) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
         Article II.

                           (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  SECTION 2.03.  OPTIONS.

                  (a) OPTION PLANS. Prior to the Effective Time, the Company shall take all actions necessary, including without limitation, obtaining any required consent of each holder of the following options, awards or other rights (each an "Option" and collectively, the "Options"): (i) the Stock Option Agreement dated March 4, 1998 issued to Thomas J. Hammer (the "TJH Option"),
(ii) all options, awards or rights under the Midnight Independent Directors' Stock Option Plan (the "Directors Plan"), (iii) all options, awards or rights under the Midnight Employee Stock Purchase Plan (the "Stock Purchase Plan") and
(iv) all options, awards or rights under the Midnight 1996 Equity Incentive Plan (the "Equity Plan," and together with the Directors Plan and the Stock Purchase Plan, the "Option Plans," and each an "Option Plan") to terminate each Option Plan without liability to the Company and to cancel each Option as provided in
Section 2.03(b) below.

                  (b) CANCELLATION OF OPTIONS. The Company shall cause:

                           (i) all Options outstanding immediately prior to the Effective Time under the Stock Purchase Plan, whether or not then exercisable, to be canceled at the Effective Time and all payroll deductions (the "Payroll Amount") plus accrued interest to be refunded to each such Option holder after such cancellation, plus payment of an amount in cash equal to that amount which is equal to the excess, if any, of the Merger Consideration over the purchase price of the Company Common Stock at the Effective Time (the "Option Price"), multiplied by the amount obtained by dividing the aggregate Payroll Amount of such Option holder at the Effective Time by the Option Price; and

                           (ii) the TJH Option and all Options outstanding immediately prior to the Effective Time under the Equity Plan and the Directors Plan, whether or not then exercisable, to immediately vest and be canceled at the Effective Time, and each holder of an Option under such plan or agreement will be entitled to receive, after the Effective Time from the Surviving Corporation, for each share of Common Stock subject to any such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest (the "Delta Payment"); PROVIDED, that any Options held by Leslie B. Lewis will be canceled but no Delta Payment will be paid on such Options. Parent shall cause the Paying Agent to mail to each holder of an Option under such plan or agreement appropriate instructions and documents to effect the cancellation of such Options and the cash payment thereof. All amounts payable pursuant to this Section 2.03(b)(ii) shall be subject to all applicable withholding taxes and shall be paid as soon as practicable following the Effective Time.

                          (iii) If and to the extent that the TJH Option has not been exercised prior to its cancellation in connection with the Merger, the Company will pay to Thomas J. Hammer the Delta Payment plus the sum of $145,000, prorated to the extent of any prior exercise, and any amount the Company has drawn under any letter of credit described in the Amendment to Agreement between the Company and Mr. Hammer dated March 4, 1998, prorated to the extent of any prior exercise, so as to avoid any duplicate payments to Mr. Hammer.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as set forth below. The Company Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

                  SECTION 3.01. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect (as defined in Section 9.03) on the Company. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its Articles of Organization and By-laws and the certificates of incorporation and by-laws (or similar organizational documents) of its subsidiaries.

                  SECTION 3.02. SUBSIDIARIES. Section 3.02 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the holder or holders of such shares. All the outstanding shares of capital stock of each such subsidiary, other than director qualifying shares of foreign subsidiaries, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for immaterial Liens on outstanding shares of capital stock of foreign subsidiaries of the Company, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, business, trust or other entity. Notwithstanding the foregoing, prior to or concurrently with the Closing, the Disposition shall have occurred. The Disposition has been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or consummate the Disposition.

                  SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $10.00 per share ("Company Preferred Shares"). At the close of business on July 26, 1999, (i) 3,427,217 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 401,961 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options. There are no shares of Company Preferred Shares issued and outstanding. Except as set forth above and except for Shares issued upon the exercise of Options, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, and except for obligations to issue shares subject to options outstanding on the date hereof, subject to the approval of the Board of Directors of the Company, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, including any securities pursuant to which rights to acquire capital stock became exercisable only after a change of control of the Company or any of its subsidiaries or upon the acquisition of a specified amount of the Common Stock or voting powers of the Company or any of its subsidiaries. There are no outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries other than as contemplated by this Agreement. Since July 26, 1999, no shares of the capital stock of the Company or any of its subsidiaries have been issued other than pursuant to the exercise of Company stock options and warrants already in existence and outstanding on such date, and neither the Company nor any of its subsidiaries has granted any stock options, warrants or other rights to acquire any capital stock of the Company or any of its subsidiaries. There are no securities issued by the Company or agreements, arrangements or other understandings to which the Company is a party giving any person any right to acquire equity securities of the Surviving Corporation at or following the Effective Time and all securities, agreements, arrangements and understandings relating to the right to acquire equity securities of the Company (whether pursuant to the exercise of options, warrants or otherwise) provide that, at and following the Effective Time, such right shall entitle the holder thereof to receive the consideration he would have received in the Merger had he exercised his right immediately before the Effective Time.

                  SECTION 3.04. AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the Shares (the "Company Stockholder Approval")). The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger are the affirmative votes of the holders of a majority of the outstanding shares of Common Stock. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby, including but not limited to the delivery and performance of the Disposition Agreement and the Employment Agreement and the acknowledgment and acceptance of the Executive's execution and performance of the Stockholder Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                  SECTION 3.05. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of a proxy statement relating to any required approval by the Company's stockholders of this Agreement (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Chapters 110C, 110D, 110E, and 110F of the Massachusetts General Laws and the laws of other states in which the Company is qualified to do or is doing business, the MBCL (including the filing of the Articles of Merger), state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Organization or By-laws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; PROVIDED, HOWEVER, that certain contracts and agreements set forth in Section 3.05 of the Company Disclosure Schedule, (A) provide for their termination upon a change of control of the Company or (B) contain provisions restricting their assignment pursuant to a merger, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

                  SECTION 3.06. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since May 16, 1996, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document (a copy of which has been made available to Parent on or prior to the date hereof), the Company SEC Documents, considered as a whole as of their date, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the foregoing does not cover future events resulting from public announcement of the Merger). The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the

SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than in respect of the Disposition, since December 31, 1998, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any material adverse change (as defined in Section 9.03) with respect to the Company or its subsidiaries. Since December 31, 1998, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (v) any granting by the Company or any of its subsidiaries to any officer or director of the Company or any of its subsidiaries of any increase in compensation, (w) any granting by the Company or any of its subsidiaries to any such officer or director of any increase in severance or termination pay, (x) any granting by the Company or any of its subsidiaries to any such officer, director or other key employees of any loans or any increases to outstanding loans, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, and except for the Employment Agreement in the form attached hereto as Exhibit A (the "Employment Agreement") any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director or (z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (v) any material payment to an affiliate of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice, (vi) any revaluation by the Company of any of its material assets, (vii) any mortgage, lien, pledge, encumbrance, charge, agreement, claim or restriction placed upon any of the material properties or assets of the Company or any of its subsidiaries, (viii) any material change in accounting methods, principles or practices by the Company,
(ix) (A) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property Right (as defined in Section 3.18) or rights thereto other than licenses or other agreements in the ordinary course of business consistent with past practice or (B) any amendment or consent with respect to any licensing agreement filed, or required to be filed, by the Company with the SEC or (x) any capital contributions, loans or other payments to, or on account of, Quail.

                  SECTION 3.08. NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the 1998 financial statements of the Company, as of December 31, 1998 (the "1998 Financial Statements") as disclosed in Company SEC Documents, neither the Company nor any of its subsidiaries had any Liabilities (as defined below), that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1998, except as and to the extent set forth in the Company SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a material adverse effect on the Company. For purposes of this Agreement, "Liabilities" shall mean debts, liabilities, obligations and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract, agreement or understanding, whether written or oral, or tort based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

                  SECTION 3.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, or related filings, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, and related filings, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

                  SECTION 3.10.  BENEFIT PLANS.

                           (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other pension, profit-sharing, savings, cash incentive, equity incentive
         (including, but not limited, to stock options, stock purchases, employee stock ownership, stock awards, restricted stock, phantom stock and stock appreciation rights), severance, fringe benefits, payroll practices and other current and deferred compensation and employee benefit plans, arrangement and practices (whether written or oral, direct or contingent), in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any present or former employee, consultant, officer or director (each of the foregoing, including Pension Plans and Welfare Plans, a "Benefit
         Plan") has been administered in all material respects in accordance with its terms. The Company and its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.

                           (b) Section 3.10 to the Company Disclosure Schedule attached hereto sets forth a complete list of each Benefit Plan as well as each employment, consulting, termination, indemnity and severance agreement and any and all other contracts, binding arrangements and understandings (whether written or oral) with employees, consultants, officers and directors of the Company and its subsidiaries.

                           (c) None of the Pension Plans is subject to Title IV of ERISA or Section 412 of the Code and the Company nor any other person or entity that, together with the Company, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code (each, including the Company, a "Commonly Controlled Entity"): (i) currently has an obligation to contribute to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) has incurred any liability to the Pension Benefit Guaranty Corporation, which liability has not been fully paid. All contributions and other payments required to be made by the Company to any Pension Plan with respect to any period ending before the Closing Date have been timely made and reserves adequate for such contributions or other payments that have accrued for the period before the Closing Date but which are not required to be made before the Closing Date have been or will be set aside therefor and have been or will be reflected in financial statements.

                           (d) Neither the Company nor any Commonly Controlled Entity is or has ever been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) or "mass withdrawal liability" within the meaning of PBGC Regulation Section 4219.2 that has not been fully paid.

                           (e) Each Pension Plan (and its related trust) that is intended to be qualified under Sections 401 and 501(a) of the Code has been determined by the IRS to qualify under such sections and nothing has occurred to cause the loss of such qualified status.

                           (f) Each Benefit Plan that is a Welfare Plan may be amended or terminated, upon thirty (30) days notice, at any time after the Effective Time without liability to the Company or its subsidiaries.

                           (g) Except as required by law or under Section 4980B of the Code, the Company does not have any obligation to provide post-retirement health benefits.

                           (h) The Company has heretofore delivered to Parent correct and complete copies of each of the following:

                           (1) all written, and descriptions of all oral,
                  employment, consulting, termination and severance agreements, contracts, arrangements and understandings listed in Section
                  3.10 of the Company Disclosure Schedule (other than the Employment Agreement);

                           (2) each Benefit Plan and all amendments thereto; the
                  trust instrument and/or insurance contracts, if any, forming a part of such Benefit Plan and all amendments thereto;

                           (3) the three most recent IRS Form 5500 and all
                  schedules and attachments thereto for each Benefit Plan, if required;

                           (4) the most recent determination letter issued by
                  the IRS regarding the qualified status for each Pension Plan;

                           (5) the most recent accountant's report for each
                  Pension Plan, if required; and

                           (6) the most recent summary plan description for each
                  Benefit Plan, if required.


                  SECTION 3.11. OTHER COMPENSATION ARRANGEMENTS. Except (i) as disclosed in the Company SEC Documents, (ii) for the Employment Agreement and
(iii) with respect to Quail (not involving any officer or employee of the Company or any other of its subsidiaries), as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written (a) consulting agreement terminable on more than 60 calendar days notice (except for third party agreements for the development of, and assignment to, the Company of Intellectual Property in the ordinary course of business) and involving the payment of more than $100,000 per annum, (b) agreement with any executive officer or other key employee of the Company or any of its subsidiaries (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (2) providing any term of employment or compensation guarantee extending for a period longer than two years or the payment of more than $100,000 per annum or (c) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  SECTION 3.12. LITIGATION. There is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company.

                  SECTION 3.13. COMPLIANCE WITH APPLICABLE LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company. Except as disclosed in the Company SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

                  SECTION 3.14.  TAX MATTERS.

                           (a) The Company and each of its subsidiaries (and any affiliated group of which the Company or any of its subsidiaries is now or has ever been a member) has timely filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of the Company and its subsidiaries (i) has paid (or the Company has paid on its subsidiaries' behalf) to the appropriate authorities all taxes required to be paid by it (without regard to whether a tax return is required), except taxes for which an adequate reserve has been established on the financial statements contained in the Company SEC Documents or the 1998 Financial Statements, and (ii) has withheld and paid to the appropriate authorities all material withholding taxes required to be withheld by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                           (b) Except as disclosed in the Company SEC Documents, no Federal income tax return or other material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of the Company and each of its subsidiaries do not contain any positions that could give rise to a material substantial understatement penalty within the meaning of Section 6662 of the Code.

                           (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

                           (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for liens for taxes not yet due.

                           (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

                           (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

                           (g) Neither the Company nor any of its subsidiaries
         (i) is a party to a safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, (ii) is a "consenting corporation" under Section 341(f) of the Code, (iii) has agreed or is obligated to make any payments for services which would not be deductible pursuant to Sections 162(a)(1), 162(m) or 280G of the Code, (iv) has participated in an international boycott as defined in Section 999 of the Code, (v) is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (vi) owns any assets which directly or indirectly secure any debt the interest on which is tax-exempt under
         Section 103(a) of the Code, or (vii) owns any asset which is tax-exempt use property within the meaning of Section 168(h) of the Code.

                           (h) None of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for tax purposes, or has elected to be treated as a branch or a partnership pursuant to Treasury Regulation Section 301.7701-3.

                           (i) Each of the Company and its subsidiaries is a United States person within the meaning of Section 7701(a)(30) of the Code.

                           (j) As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

                  SECTION 3.15. STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement, the provisions of Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws.

To the actual knowledge of the Company without investigation, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

                  SECTION 3.16. BROKERS; FEES AND EXPENSES. No broker, investment banker, financial advisor, consultant or other person, other than ING Barings LLC (the "Financial Adviser") and Jeffrey Bloomberg, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel, legal counsel for the special committee and the legal counsel for its financial advisor) are set forth in a letter dated July 26, 1999 from the Company to Parent, all of which will have been paid in full immediately prior to the Effective Time.

                  SECTION 3.17. OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of the Financial Adviser, dated August 9, 1999, to the effect that, as of that date, (a) the consideration to be received by the Company pursuant to the Disposition is fair to the Company from a financial point of view and (b) the Merger Consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"), and a complete and correct signed copy of such opinion will be included in the Proxy Statement, and related filings.

                  SECTION 3.18. INTELLECTUAL PROPERTY. The Company and its subsidiaries have, and after the Disposition, will have, rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, invention and other proprietary rights and processes of which the Company is aware that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company, (a) the Company and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Company Intellectual Property Rights and (b) none of the licenses included in the Company Intellectual Property Rights purports to grant sole or exclusive licenses to another person, including, without limitation, sole or exclusive licenses limited to specific fields of use. To the best of the Company's knowledge, the patents owned by the Company and its subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company and its subsidiaries have not, to the Company's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. To the best of the Company's knowledge, the Company and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. Except for such matters as would not, individually or in the aggregate, have a material effect on the Company, the Company and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Company Intellectual Property Rights or other know-how relating to the business of the Company and its subsidiaries, the value of which to Parent is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

                  SECTION 3.19.  LABOR RELATIONS AND EMPLOYMENT.

                           (a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action; (ii) no union claims to represent the employees of the Company or any of its subsidiaries; (iii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries; (iv) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor are there representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal; (v) the Company and its subsidiaries are, and have at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vi) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance with respect to or relating to the Company or any of its subsidiaries arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                           (b) To the knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN
         Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. To the knowledge of the Company, none of the employees of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

                  SECTION 3.20. CHANGE OF CONTROL; EFFECT OF THE DISPOSITION. The transactions contemplated by this Agreement, including, without limitation, the Disposition, will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. The Disposition will not result in the creation of any Liabilities of the Company or any of its subsidiaries and will result in the release of all outstanding Liabilities of the Company in relation to Quail.

                  SECTION 3.21.  ENVIRONMENTAL MATTERS.

                           (a) To the best knowledge of the Company, after due inquiry, the Company and its subsidiaries have been and are in compliance with all applicable Environmental Laws (as this term and the other terms in this section are defined below), except for such violations and defaults as would not, individually or in the aggregate, have a material adverse effect on the Company.

                           (b) To the best knowledge of the Company, after due inquiry, the Company and its subsidiaries possess all required Environmental Permits; all such Environmental Permits are in full force and effect; there are no pending or threatened proceedings to revoke such Environmental Permits and the Company and its subsidiaries are in compliance with all terms and conditions thereof, except for such failures to possess or comply with Environmental Permits as would not, individually or in the aggregate, have a material adverse effect on the Company.

                           (c) Except for matters which would not, individually or in the aggregate, have a material adverse effect on the Company, neither the Company nor any of its subsidiaries has received any notification that the Company or any subsidiary as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased or used in connection with the Business, is or may be adversely affected by any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person relating to whether (i) any Remedial Action is or may be needed to respond to a Release or threat of Release into the environment of Hazardous Substances arising out of or caused by any current or past operations of the Company or any of its subsidiaries,
         (ii) any Environmental Liabilities and Costs imposed by, under or pursuant to Environmental Laws as in effect on or prior to the date hereof shall be sought, or proceeding commenced, arising from the current or past operations of the Business or (iii) the Company or any subsidiary is or may be a "potentially responsible party" for a Remedial Action, pursuant to any Environmental Law for the costs of investigating or remediating Releases or threatened Releases into the environment of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned or operated by the Company and its subsidiaries;

                           (d) Except for Environmental Permits, none of the Company or its subsidiaries has entered into any written agreement with any entity or persons including any Governmental Entity by which the Company or any of its subsidiaries has assumed the responsibility, either directly or by acting as a guarantor or surety, to pay for the remediation of any condition arising from or relating to a Release of Hazardous Substances as defined under Environmental

         Laws as in effect on or prior to the date hereof into the environment in connection with the Business, including for cost recovery by third parties with respect to such Releases or threatened Releases;

                           (e) Except for matters which would not, individually or in the aggregate, have a material adverse effect on the Company, to the best knowledge of the Company, after due inquiry, there has been no Release of Hazardous Substances for which the Company is or may be liable under any Environmental Laws on, under or from any real property currently or previously owned or operated by the Company or in connection with the Company's Business except for authorized discharges complying with applicable Environmental Laws.

                           (f) For purposes hereof:

                                    (i) "Business" means the current and former
                  businesses of the Company and its subsidiaries including, but not limited to, businesses or subsidiaries that have been previously sold by the Company, its subsidiaries or any predecessors thereto.

                                    (ii) "Environmental Laws" means all Laws
                  relating to the protection of human health or the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any chemical or Hazardous Substances, including, but not limited to, (i) CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, property transfer statutes or requirements and (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of Hazardous Substances in the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances or relating to human health or safety from exposure to Hazardous Substances.

                                    (iii) "Environmental Liabilities and Costs"
                  means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants and the value of any services that might be provided by the Company or any of its subsidiaries in lieu thereof and expenditures necessary to cause any such property or the

                  Company or any subsidiary to be in compliance with requirements of Environmental Laws.

                                    (iv) "Environmental Permits" means any
                  federal, state, provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted, and wherever it is currently conducted, under any applicable Environmental Law.

                                    (v) "Governmental Entity" means any
                  government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

                                    (vi) "Hazardous Substances" means any
                  substance that (a) is defined, listed or identified or otherwise regulated under any Environmental Law (including, without limitation, radioactive substances, polycholorinated-biphenyls, petroleum and petroleum derivatives and products) or (b) requires investigation, removal or remediation under applicable Environmental Law.

                                    (vii) "Laws" means all (A) constitutions,
                  treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

                                    (viii) "Release" shall be as defined in
                  CERCLA.

                                    (ix) "Remedial Action" means all actions
                  required by any Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations or monitoring in respect of any such matter.

                  SECTION 3.22. MATERIAL CONTRACTS. Neither the Company nor any of its subsidiaries is a party to or bound by any:

                                    (a) employment or consulting agreement or
                  contract that has an aggregate future liability in excess of $100,000 annually and is not terminable by the Company or a subsidiary by notice of not more than 60 days for a cost of less than $100,000;

                                    (b) employee collective bargaining agreement
                  or other contract with any labor union;

                                    (c) covenant of the Company or a subsidiary
                  not to compete;

                                    (d) agreement, contract or other arrangement
                  with any current or former officer, director, or any relative thereof, of the Company or any subsidiary (other than employment agreements covered by clause (i) above);

                                    (e) lease, sublease or similar agreement
                  involving annual payments in excess of $100,000 with any person (other than the Company or a subsidiary) under which the Company or a subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a subsidiary), (A) any Company Property (as hereinafter defined) or (B) any portion of any premises otherwise occupied by the Company or a subsidiary;

                                    (f) lease or similar agreement with any
                  person (other than the Company or a subsidiary) under which
                  (A) the Company or a subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a subsidiary is a lessor or sublessor of, or makes available for use any person, any tangible personal property owned or leased by the Company or a subsidiary, in any such case which has an aggregate annual future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by the Company or a subsidiary by notice of not more than 60 days for a cost of less than $100,000;

                                    (g) (A) continuing contract for the future
                  purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) in excess of $100,000 annually, (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than the Company or a subsidiary) in excess of $100,000 and is not terminable by the Company or a subsidiary by notice of not more than 60 days for a cost of less than $100,000;

                                    (h) material license, option or other
                  agreement relating in whole or in part to intellectual property (including any license or other agreement under which the Company or a subsidiary is licensee or licensor of any such intellectual property);

                                    (i) agreement, contract or other instrument
                  under which the Company or a subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company or a subsidiary);

                                    (j) agreement, contract or other instrument
                  (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or a subsidiary) has directly or indirectly guaranteed Liabilities of the Company or a subsidiary or (B) the Company or a subsidiary has directly or indirectly guaranteed Liabilities of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                                    (k) agreement, contract or other instrument
                  under which the Company or a subsidiary has, directly or indirectly, made any advance, loan, extension or credit or capital contribution in excess of $50,000 to, or other investment in any person;

                                    (l) mortgage, pledge, security agreement,
                  deed of trust or other instrument granting a lien or other encumbrance upon any Company Property;

                                    (m) agreement or instrument providing for
                  indemnification of any person with respect to Liabilities relating to any current or former business of the Company, a subsidiary or any predecessor person exclusive of indemnifications included in other documents listed in the Company Disclosure Schedule or granted to sellers of real property owned or leased by the Company or its affiliates; or

                                    (n) any other material agreement, contract,
                  management contract, lease, license, commitment or instrument to which the Company or any subsidiary is a party or by or to which it or any of its assets or business is bound or subject, not covered by any of the categories specified in clauses (i) through (xiii) above.

                           All agreements, contracts, leases, licenses, commitments or instruments of the Company or any subsidiary listed in the Company Disclosure Schedule (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the relevant subsidiary in accordance with its terms. The Company and the subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company and its subsidiaries, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  SECTION 3.23. PROPERTY. Section 3.23 of the Company Disclosure Schedule accurately identifies all real property, leases and other rights in real property, structures and other buildings of the Company and, with the exception of Quail, its subsidiaries (collectively, the "Company Properties"). All properties and assets of the Company and its subsidiaries, real and personal, material to the conduct of their respective businesses are, except for changes in the ordinary course of business since December 31, 1998, reflected in the balance sheet of the Company dated December 31, 1998 (the "1998 Balance Sheet"), the Company and its subsidiaries (other than Quail) have good and marketable title to their respective real and personal property reflected on the 1998 Balance Sheet or acquired by them since the date of such balance sheet, free and clear of all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title (collectively, "Title Liens"), other than Permitted Title Liens (as defined below). All real property, structures and other buildings and material equipment of each of the Company and its subsidiaries (other than Quail) are currently used in the operation of the business, are adequately maintained and are in satisfactory operating condition and repair for the requirements of the business as presently conducted. "Permitted Title Liens" means Title Liens for (i) taxes or other charges or levies of a Governmental Entity which are not due and payable or which are being contested in good faith by appropriate proceedings as described in Section 3.14 of the Company Disclosure Schedule and as to which adequate financial reserves have been established and described in Section 3.14 of the Company Disclosure Schedule; (ii) workmen's, repairmen's or other similar Title Liens (inchoate or otherwise) arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (iii) minor title defects, easements or Title Liens affecting real property, which defects, easements or Liens do not, individually or in the aggregate, materially impair the continued use, occupancy, value or marketability of title of the real property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company.

                  SECTION 3.24. INSURANCE. Section 3.24 of the Company Disclosure Schedule accurately identifies each material insurance policy (including policies providing property, casualty, environmental liability, liability, malpractice and workers compensation insurance) and all other material types of insurance maintained by the Company and its subsidiaries, together with carriers and liability limits for each such policy, other than those insurance policies that are maintained separately by and/or for Quail. Each such policy is duly in force and no notice has been received by the Company or any of its subsidiaries from any insurance carrier purporting to cancel or reduce coverage under any such policy. The Company and its subsidiaries (other than Quail) are current in all premiums or other payments due thereunder and no notice has been received by the Company or any of its subsidiaries (other than Quail) from any insurance carrier purporting to increase any such premiums in any material respect. All insurance coverage held for the benefit of the Company or its subsidiaries (other than Quail) is adequate to cover risks customarily insured against by similar companies in their industry.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  SECTION 4.01. ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

                  SECTION 4.02. AUTHORITY. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                  SECTION 4.03. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Proxy Statement), the HSR Act, the MBCL, the Massachusetts General Laws, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation, articles of organization or By-Laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

                  SECTION 4.04. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement and related filings, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 4.05. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, as expressly agreed to in writing by Parent or in connection with the Disposition, or as described in Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement,
(y) required by law, or (z) set forth in Section 5.01 of the Company Disclosure Schedule, the Company will not, and will cause its subsidiaries not, without the consent of Parent, to:

                           (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends declared prior to the date of this Agreement, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than in connection with the exercise of options outstanding prior to the date hereof in accordance with their current terms);

                           (c) amend its Articles of Organization or By-Laws;

                           (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company's assets;

                           (e) except for the Disposition and in the ordinary course of business, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have an excess of 1% of the Company's assets;

                           (f) amend or otherwise modify, or terminate, any material Contract, or enter into any joint venture, lease or management agreement or other material agreement of the Company or any of its subsidiaries (other than the Employment Agreement);

                           (g) except in the ordinary course of business under the Company's existing line of credit (including letters of credit), incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company's assets, or make any loans, advances or capital contributions to, or investments in, any other person;

                           (h) alter through merger, liquidation,
         reorganization, restructuring or in any other fashion its corporate structure or ownership;

                           (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                           (j) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                           (k) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

                           (l) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim with a cost of $100,000 or more;

                           (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

                           (n) increase in any manner the compensation or fringe benefits of any of its directors or officers or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing savings, severance, incentive or other or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit, or grant any loans or increases to any outstanding loans to any of the Company's or its subsidiaries, directors or officers;

                           (o) waive, amend or allow to lapse any term or condition of any confidentiality, "standstill," consulting, advisory or employment agreement to which the Company is a party;

                           (p) approve any annual operating budgets for the Company and its subsidiaries;

                           (q) change the Company's dividend policy;

                           (r) enter into any transaction with affiliates;

                           (s) enter into any business other than the business currently engaged in by the Company;

                           (t) pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

                           (u) purchase or lease or enter into a binding agreement to purchase or lease any real property;

                           (v) enter into or amend, modify or terminate any employment, consulting or independent contractor agreement, arrangement or understanding with any officer, director, or any relative thereof, or employee;

                           (w) enter into any development agreement, option relating to new development or any other obligation relating to new development which in the aggregate would have a cost to the Company in excess of 1% of the Company's assets;

                           (x) make any capital contributions, loans or other payments to, or on account of Quail; or

                           (y) take, or agree in writing or otherwise to take, any of the foregoing actions.

                  During the period from the date of this Agreement through the Effective Time, (i) as reasonably requested by Parent so as not to interfere with ongoing operations of the Company, the Company shall confer on a regular basis with one or more representatives of Parent with respect to material operational matters; (ii) the Company shall, within 30 days following each fiscal month, deliver to Parent management prepared unaudited financial statements as to the Company, including an income statement and balance sheet for such month; and (iii) upon obtaining knowledge of any material adverse change to the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein, the Company shall promptly notify Parent thereof.

                  The Company shall have the right to update the Company Disclosure Schedule between the date hereof and the Effective Time to reflect actions taken by the Company and its subsidiaries which are permitted to be taken pursuant to this Section 5.01.

                  SECTION 5.02.  NO SOLICITATION.

                           (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries (except as contemplated by this Agreement or in connection with the Disposition). The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Acquisition Proposal (as defined below), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, its affiliates or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED; HOWEVER, that the Company may furnish information, pursuant to a customary confidentiality agreement with terms not more favorable to such third party than the Confidentiality Agreement (as defined in Section 6.02), to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Acquisition Proposal for which all necessary financing is then in the judgment of the Company's Independent Committee of the Board of Directors reasonably obtainable, if the Company's Independent Committee of the Board of Directors determines in good faith by a vote of a majority of the members of the Independent Committee of the Board of Directors that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors (after consultation with its outside legal counsel) and such a proposal is, in the written opinion of the Company's financial advisor, more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement as the same has been proposed to be amended by Parent pursuant to Section 5.02(b); PROVIDED, FURTHER, that nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company (after consultation with its outside legal counsel), may be required under applicable law.

                           (b) From and after the execution of this Agreement, the Company shall promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal, identify the offeror and furnish to the Parent a copy of any such proposal or inquiry, if it is in writing, relating to an Acquisition Proposal. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Notwithstanding anything in this Agreement to the contrary, prior to the approval of an Acquisition Proposal by the Company's Board of Directors Board in accordance with Section 8.01(d), Company shall give Parent sufficient notice of the material terms and conditions of any such Acquisition Proposal and negotiate in good faith with Parent for a period of not less than five business days after receipt of a written proposal or a written summary of any oral proposal to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein.

                           (c) For purposes hereof: "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement and the Disposition, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

         SECTION 5.03. OTHER ACTIONS. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect (subject to the Company's right to take actions specifically permitted by Section 5.02).

         SECTION 5.04. NOTICE OF CERTAIN EVENTS. The Company and Parent shall promptly notify each other of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement;

                  (c) any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries;

                  (d) an administrative or other order or notification relating to any material violation or claimed violation of law;

                  (e) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

                  (f) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

                           (a) The Company shall call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval as soon as practicable following the execution of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger, except upon a termination of this Agreement pursuant to Section 8.01(d).

                           (b) The Company shall as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and will make any additional filings as may be required by law. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or any additional filings, or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and any additional filings, or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The

         Company will not mail or file any Proxy Statement, or make any additional filings, or any amendment or supplement thereto, to which Parent reasonably objects unless, upon consultation with counsel, the Company determines such document is required as a matter of law.

                           (c) Grandparent and Parent agree to cause all Shares owned by Grandparent, Parent or any subsidiary of Grandparent or Parent to be voted in favor of the Company Stockholder Approval.

                  SECTION 6.02. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company shall give Parent and Sub, their counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and record of the Company and its subsidiaries during normal business hours, will furnish to Parent and Sub, their counsel, financial advisors, financial institutions auditors and other authorized representatives such financial and operating data and other information as such may be reasonably requested and will instruct the employees of the Company and its subsidiaries, their counsel and financial advisors to cooperate with Parent and Sub in their investigation of the Business; PROVIDED, that no investigation pursuant to this Section 6.02 shall affect any representation or warranty given by the Company to Parent and Sub hereunder; and PROVIDED, FURTHER, that any information provided to Parent and/or Sub pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of May 19, 1999 (the "Confidentiality Agreement"), the terms of which shall continue to apply, except as otherwise agreed by the Company, unless and until the Effective Time and notwithstanding termination of this Agreement and provided further that any requests shall not interfere with ongoing operations of the Company and its subsidiaries.

                  SECTION 6.03. REASONABLE EFFORTS. Each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

                  SECTION 6.04.  FEES AND EXPENSES.

                           (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this
         Section 6.04, in the event that this Agreement is terminated (i) by Parent (A) if there occurs a material breach by the Company of any term, covenant, representation or warranty contained in this Agreement,
         (B) pursuant to Section 8.01(e) or (C) pursuant to Section 8.01(g) or
         (ii) by the Company pursuant to Section 8.01(d) of this Agreement, the Company shall promptly reimburse the Parent or Sub, as the case may be, for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all Governmental Entities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to Parent and its affiliates), actually incurred, whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement (the "Fees") up to a maximum amount of $300,000. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                           (b) If this Agreement is terminated by the Company if there occurs a material breach by Grandparent, Parent or Sub of any term, condition, covenant, representation or warranty contained in this Agreement, Parent shall promptly reimburse the Company for all Fees, up to a maximum amount of $300,000.

                           (c) In the event that this Agreement is terminated pursuant to Section 8.01(d) or (e), then, in addition to the amounts paid pursuant to Section 6.04(b), the Company shall promptly pay Parent a termination fee of $600,000 (the "Termination Fee").

                           (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

                           (e) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger

         (collectively, "TRANSFER TAXES"). The Company will pay all of the Transfer Taxes, except that Parent will pay all fees related to the HSR Act.

                  SECTION 6.05.  INDEMNIFICATION; INSURANCE.

                           (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to and concurrently with the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of organization or by-laws (or similar organizational documents) or existing indemnification contracts (all of which have been disclosed in Section 3.10 of the Company Disclosure Schedule) shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Surviving Corporation's Articles of Organization and By-laws shall reflect such protections.

                           (b) For six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (which the Company represents is currently not more than $50,000); and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated only to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                           (c) This Section 6.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                  SECTION 6.06. CERTAIN LITIGATION. The Company agrees that it will not settle any litigation commenced after the date hereof against the Company or any of its officers or directors by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company will not voluntarily cooperate with any third party which may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless the Board of Directors of the Company determines in good faith, after consultation with and receipt of a written opinion to such effect from its outside counsel, that failing so to cooperate with such third party or cooperating with Parent or Sub, as the case may be, would constitute a breach of the director's fiduciary duties under applicable law.

                                   ARTICLE VII

                                   CONDITIONS

                  SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

                           (b) HSR ACT. Any waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or early termination thereof shall have been granted, without limitation, restriction or condition of any kind.

                           (c) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                           (d) DISPOSITION OF QUAIL. The Disposition of Quail shall have occurred pursuant to the terms of an agreement in the form attached hereto as Exhibit B hereto, with no waivers, amendments or modifications of the terms thereof other than as consented to in writing by Parent. All items stated therein to be to the agreement, approval or satisfaction of the Company shall also be to the prior written agreement, approval or satisfaction of Parent. The Company shall have obtained a fairness opinion with respect to the consideration being paid for the sale of Quail. Following the Disposition, the Company shall have no Liabilities, other than as specified in the Disposition Agreement, related to Quail or its Disposition other than the payment of Taxes in connection with the receipt of the purchase price therefor.

                           (e) REQUIRED CONSENTS. (i) All consents and approvals required as set forth in Section 3.05 of the Company Disclosure Schedule shall have been made or obtained, without limitation, restriction or condition and (ii) all other consents and approvals shall have been made or obtained, without limitation, restriction or condition that has or would have a material adverse effect on the Company (or any effect on Parent and Sub), except for such authorizations the failure of which does not and would not, individually or in the aggregate, have a material adverse effect on the Company (or any material adverse effect on Parent and Sub).

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The respective obligations of Parent and Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable law:

                           (a) REPRESENTATIONS AND WARRANTIES. The
         representations and warranties of the Company contained in this Agreement, to the extent qualified by materiality or material adverse effect, shall have been true and, to the extent not qualified by materiality or material adverse effect, shall have been true in all material respects, in each case when made and on and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date) and Parent and Sub shall have received a certificate of the Company to that effect signed by a duly authorized officer thereof.

                           (b) PERFORMANCE. The Company shall have performed or complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Effective Time.

                           (c) OTHER AUTHORIZATIONS. All authorizations (other than those specified in Section 7.01(b) and 7.01(e) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would have a material adverse effect on the Company (or any effect on Parent and Sub), except for such authorizations the failure of which to have been made or obtained does not and would not, individually or in the aggregate, have a material adverse effect on the Company (or any material adverse effect on Parent and Sub).

                           (d) INTERCOMPANY ACCOUNTS. All intercompany accounts between the Company and Quail shall have been settled as nearly as possible as can be determined at the Closing Date on an accrual basis in accordance with generally accepted accounting principles (except that adjustments for the month in which the Closing Date occurs shall be made on a cash basis) and an accounting satisfactory to Parent, shall have been made thereof except that $1 million worth in loans outstanding from the Company to Quail at the Effective Time shall be converted into a loan with the following terms, subject to documentation reasonably satisfactory to Parent (the "Quail Loan"): (i) the repayment of the Quail Loan shall be guaranteed by Executive and secured, with recourse solely to, the $1 million payment to the Executive under Section 3 of the Employment Agreement,
         (ii) the Quail Loan will be payable in 36 equal monthly installments of principal, with simple annual interest thereon at the "prime rate," as announced from time to time by Citibank, N.A., with the first such installment of principal and interest payable on the last business day of the first full month following the Effective Time and thereafter on the last business day of each of the next 35 months following such date, and (iii) the Quail Loan shall be subordinated to payment obligations of Quail to its senior lenders providing financing for the Disposition in form and substance satisfactory to Parent. Quail shall have paid the Company as part of the above intercompany account settlement $145,000 on account of the Thomas J. Hammer Option payment referred to in Section 2.03(b)(iii).

                           (e) COMPANY DEBT. As at the Effective Time, the Company and its subsidiaries (other than Quail) will have no "indebtedness" other than (i) the loans outstanding under the financing provided by the Massachusetts Industrial Finance Authority, (ii) trade debt incurred and outstanding in the ordinary course of business, (iii) any indebtedness to Citizens Bank for borrowing incurred to pay trade debts in the ordinary course of business or expenses in connection with the transactions contemplated herein, (iv) the Quail Loan and (v) any capital leases existing as of the date hereof. For the purposes of this paragraph "indebtedness" shall mean and include (1) all obligations of such entity for borrowed money, (2) all obligations of such entity evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such entity to pay the deferred purchase price of property, except accounts payable arising in the ordinary course of business, (4) all obligations of such entity as lessee under capital leases, (5) all indebtedness of others secured by a lien on any asset of such entity, whether or not such indebtedness is assumed by such entity, and (6) all indebtedness of others guaranteed by such entity.

                           (f) EMPLOYMENT AGREEMENT. The Employment Agreement entered into by the Company and Executive, as provided in Section 3.07, shall not have been modified or amended in any manner since its execution and shall be in full force and effect as of the Effective Time.


                  SECTION 7.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                           (a) REPRESENTATIONS AND WARRANTIES. The
         representations and warranties of Parent and Merger Sub contained in this Agreement, to the extent qualified by materiality shall be true and, to the extent not qualified by materiality shall be true in all material respects, in each case when made and on and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date) and the Company shall have received a certificate of Parent and Sub to that effect signed by a duly authorized officer thereof.

                           (b) PERFORMANCE. Parent and Sub shall have performed or complied with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the Effective Time.

                           (c) PURCHASE OF NICHIMEN SHARES. Parent shall have purchased, and Nichimen Corporation ("NMC") and Nichimen America Inc. ("NAI") shall have sold to Parent, all Shares held by NMC, NAI or any of their subsidiaries, and the Company shall have received a certificate of Parent to that effect signed by a duly authorized officer thereof.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

                           (a) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                           (b) by Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999; PROVIDED, HOWEVER, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(b) if such party shall have materially breached this Agreement;

                           (c) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

                           (d) by the Company if, following compliance with the Company of its obligations under Section 5.02, (i) the Company's Board of Directors approves an Acquisition Proposal, for which all necessary financing is then in the judgment of the Company Board reasonably obtainable, on terms which a majority of the members of the Company's Independent Committee of the Board of Directors has determined in good faith after consultation with its outside legal counsel to the effect that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors, and (ii) such Acquisition Proposal is, in the written opinion of the Company's financial advisor, more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (as the same may have been proposed to be amended by Parent as provided in Section 5.02(b)); PROVIDED; HOWEVER; that the termination described in this Section 8.01(d) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 6.04(b) including, without limitation, the Termination Fee;

                           (e) by Parent, if the Company Board shall have (i) failed to recommend to the stockholders of the Company that they approve and adopt this Agreement (the "Stockholder Acceptance"), (ii) withdrawn or modified its approval or recommendation of this Agreement or the Merger, (iii) approved or recommended an Acquisition Proposal or
         (iv) resolved to effect any of the foregoing;

                           (f) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a Stockholders Meeting including any adjournments thereof; or

                           (g) by Parent if the Stockholder Agreement (the "Stockholder Agreement") in the form attached hereto as Exhibit C, shall not have been executed and delivered by Leslie B. Lewis, individually and as trustee of a certain voting trust described therein, to Parent on August 9, 1999.


                  SECTION 8.02. EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the Confidentiality Agreement,

Section 6.04, this Section 8.02 and Article IX; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

                  SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the terms of this Agreement or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall terminate at the Effective Time.

                  SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)    if to Grandparent, Parent or Sub:
                                  c/o Asahi Organic Chemicals Industry Co., Ltd. 15-9 Uchikanda 2-chome,
                                  Chiyoda-ku, Tokyo 101-0047, Japan
                                  Attention:  Ichiro Murao
                                  Telecopy No.:03-3254-3473

                                  with a copy to:

                                  Chadbourne & Parke LLP
                                  30 Rockefeller Plaza
                                  New York, New York  10112
                                  Attention:  David M. Wilf, Esq.
                                  Telecopy No.:  (212) 541-5369

                                  and

                           (b)    if to the Company:

                                  Asahi/America, Inc.
                                  19 Green Street,
                                  Malden, MA 02148
                                  Attention:  President
                                  Telecopy No.:  (781) 321-8467

                                  with a copy to:

                                  Gadsby & Hannah LLP
                                  225 Franklin Street
                                  Boston, MA  02110-2811
                                  Attention:  Burton Winnick, Esq.
                                  Telecopy No.:  (617) 345-7050

                  SECTION 9.03. INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, a material adverse change or material adverse effect shall not include any material adverse change or material adverse effect caused by any change resulting from the announcement of the Merger.

                  SECTION 9.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION 9.05. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.05, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  SECTION 9.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of law.

                  SECTION 9.07. PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq National Market, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                  SECTION 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 9.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Massachusetts or in a Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the Commonwealth of Massachusetts or any Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the Commonwealth of Massachusetts or a Massachusetts state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.


                          [Text continued on next page]

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           MIDNIGHT ACQUISITION HOLDINGS,
                                             INC.

                                           By: /s/ Ichiro Murao
                                               --------------------------
                                           Name:   Ichiro Murao
                                           Title:  President

                                           MIDNIGHT ACQUISITION CORP.

                                           By: /s/ Ichiro Murao
                                               --------------------------
                                           Name:   Ichiro Murao
                                           Title:  President

                                           ASAHI/AMERICA, INC.

                                           By: /s/ Leslie B. Lewis
                                               --------------------------
                                           Name:   Leslie B. Lewis
                                           Title:  President

                  The undersigned hereby consents to the provisions of Section 2.01(b) of the Agreement and agrees to the obligations of the undersigned stated in Section 6.01 of the Agreement. The undersigned irrevocably, unconditionally and absolutely guarantees to the Company primarily and not merely as a surety that Parent and Sub will duly and punctually pay or perform, all of their obligations and liabilities arising pursuant to the terms of this Agreement and such other agreements as may be entered into by Parent or Sub in connection with this Agreement. The undersigned hereby waives to the fullest extent permitted by law all defenses based on the granting of any time or other indulgence, or the variation, renewal or release of or neglect to enforce any right or remedy against or with respect to Parent and Sub. The undersigned further agrees to be bound by the terms of Sections 9.06, 9.08 and 9.09 of this Agreement in the same manner as the parties to this Agreement.

                                           ASAHI ORGANIC CHEMICALS
                                           INDUSTRY CO., LTD.

                                           By: /s/ Haruro Tabata
                                               --------------------------
                                           Name:   Haruro Tabata
                                           Title:  Chairman & CEO

                                     ANNEX I


                                   DEFINITIONS



"1998 Balance Sheet", 27                   "Environmental Liabilities and
"1998 Financial Statements", 13            Costs", 23
"Acquisition Proposal", 34                 "Environmental Permits", 24
"Agreement", 1                             "Equity Plan", 7
"Articles of Merger", 1                    "ERISA", 14
"Benefit Plan", 14                         "Exchange Act", 10
"Board", 1                                 "Executive", 1
"Business", 23                             "Fairness Opinion", 19
"Certificates", 5                          "Fees", 38
"Closing Date", 2                          "Financial Adviser", 19
"Closing", 2                               "Governmental Entity", 11, 24
"Code", 5                                  "Grandparent", 4
"Commonly Controlled Entity",              "Hazardous Substances", 24
14                                         "HSR Act", 10
"Company Common Stock", 1                  "Indemnified Parties", 39
"Company Disclosure Schedule",             "Laws", 24
8                                          "Liabilities", 13
"Company Intellectual Property             "Liens", 8
Rights", 19                                "Losses", 23
"Company Permits", 16                      "MBCL", 1
"Company Preferred Shares", 9              "Merger Consideration", 4
"Company Properties", 27                   "Merger", 1
"Company SEC Documents", 11                "NAI", 43
"Company Stockholder                       "Net Quail Proceeds", 4
Approval", 10                              "NMC", 43
"Company", 1                               "Option Plan", 7
"Confidentiality Agreement", 37            "Option Plans", 7
"Contracts", 26                            "Option", 7
"Directors Plan", 7                        "Options", 7
"Disposition Agreement", 4                 "Parent", 1
"Dissenting Shares", 4                     "Paying Agent", 5
"Dissenting Stockholder", 4                "Pension Plan", 14
"Effective Time", 2                        "Permitted Title Liens", 27
"Employment Agreement", 12                 "Proxy Statement", 10
"Environmental Laws", 23                   "Quail Loan", 42


"Quail", 4
"Release", 24
"Remedial Action",24
"Securities Act", 11
"Shares", 1
"Stock Purchase Plan", 7
"Stockholder Acceptance", 44
"Stockholder Agreement", 44
"Stockholders Meeting", 36
"Sub", 1
"Surviving Corporation", 1
"Taxes", 18
"Termination Fee", 38
"Title Liens", 27
"Transfer Taxes", 39
"WARN", 21
"Welfare Plan", 14

                                                   Exhibit C to Merger Agreement

                  THIS STOCKHOLDER AGREEMENT (this "Agreement"), dated as of August 9, 1999, is among Midnight Acquisition Holdings, Inc., a Delaware corporation ("Parent"), and Leslie B. Lewis, as trustee (the "Trustee") of the voting trust (the "Voting Trust") created under that certain Voting Trust Agreement dated as of January 11, 1993 (the "Voting Trust Agreement") and individually (the "Stockholder").

                                    RECITALS

                  WHEREAS, Parent, through a subsidiary ("Sub"), intends to enter into a business combination (the "Merger") with Asahi/America, Inc. (the "Company") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 9, 1999; and

                  WHEREAS, the Stockholder and the Trustee have agreed to vote all shares of Common Stock of the Company beneficially owned by them in favor of the Merger and Parent, the Trustee and the Stockholder desire to memorialize certain other agreements, all as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

                  1.       CERTAIN DEFINITIONS.  For purposes of this Agreement:

                  "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

                  "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to

Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act.

                  "Closing Date" shall mean the date set forth in the Merger Agreement as the closing date for the Merger.

                  "Common Stock" shall mean at any time the Common Stock, no par value, of the Company.

                  "Existing Shares" shall mean the shares of Common Stock Beneficially Owned by the Stockholder or the Trustee on the date hereof.

                  "Permitted Transfer" means a sale, transfer, assignment or other disposition to a Permitted Transferee.

                  "Permitted Transferee" means any person who is (A) the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, either of the Stockholder or of a Permitted Transferee; (B) upon the death of the Stockholder or any Permitted Transferee of the Stockholder, the executors of the estate of the Stockholder or such Permitted Transferee, and any of the Stockholder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (C) any trust for the benefit of the Stockholder or one or more Permitted Transferees; (D) upon the disability of either of the Stockholder or any Permitted Transferee, any guardian or conservator of the Stockholder or such Permitted Transferee; PROVIDED, HOWEVER, that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement, agrees not to make an Acquisition Proposal, and agrees not to dissent in the Merger, all on terms reasonably acceptable to Parent. For purposes of this Agreement, when a Permitted Transferee has acquired Shares in accordance herewith, such person shall be deemed a "Stockholder" hereunder.

                  "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "Shares" shall mean the Existing Shares and any right to acquire shares of Common Stock owned on the date hereof and any shares of Common Stock or rights to acquire shares of Common Stock acquired by the Stockholder or the Trustee in any capacity after the date hereof and prior to the termination of this Agreement. "Shares" shall include (i) shares of Common Stock acquired upon the exercise of options, warrants or other rights to acquire shares; (ii) shares of Common Stock acquired upon the conversion or exchange of convertible or exchangeable securities; (iii) shares of Common Stock acquired by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise; and (iv) rights to acquire shares of Common Stock, vested or not, presently exercisable or not, including, but not limited to, options and warrants. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, reclassified or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement. "Shares" shall also include voting trust certificates issued in respect of any Shares.

                  2.       VOTING AGREEMENT.

                           (a) The Stockholder and the Trustee, subject to the terms of this Agreement, hereby irrevocably grant to, and appoint, Parent and any other Person designated by Parent from time to time, the Stockholder's and the Trustee's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's and the Trustee's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of (A) the Merger, (B) the Merger Agreement and
         (C) the transactions contemplated by the Merger Agreement, including, but not limited to, the sale of any subsidiary of the Company in accordance therewith and the amendments to the Articles of Organization of the Company contemplated thereby and (ii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (except as contemplated by the Merger Agreement); (B) any sale, lease or transfer by the Company of a material amount of assets (including stock) of the Company or any of its subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its subsidiaries (except as contemplated by the Merger Agreement); and (C)(1) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries; (2) any change in the present capitalization of the Company or any of its subsidiaries including any proposal to issue an equity interest (or rights thereto) in the Company or any of its subsidiaries (except as contemplated by the Merger Agreement); (3) any amendment of the Company or any of its subsidiaries' charters or by-laws; (4) any other change in the Company or any of its subsidiaries' corporate structure or business (except as contemplated in the Merger Agreement); and (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2),
         (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the

         Merger and the transactions contemplated by this Agreement and the Merger Agreement.

                           (b) The Stockholder and the Trustee represent that any proxies previously given in respect of the Stockholder's or the Trustee's Shares are not irrevocable, and that any such proxies are hereby revoked.

                           (c) The Stockholder and the Trustee hereby affirm that the irrevocable proxy set forth in this Section 2 is given to secure the performance of the duties of the Stockholder and the Trustee under this Agreement. The Stockholder and the Trustee hereby further affirm that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except in connection with the termination of this Agreement pursuant to Section 7 hereof. The Stockholder and the Trustee hereby ratify and confirm all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of Chapter 156B of the Massachusetts General Laws.

                           (d) The Stockholder and the Trustee agree that neither of them shall enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this
         Section 2. Further, the Stockholder and the Trustee agree that they will, if the Board of Directors of the Company fails or refuses to submit the Merger to the Company stockholders or if the Board of Directors withdraws its approval of the Merger, vote all Shares held of record or Beneficially Owned by them to (i) call or cause to be called a special meeting of stockholders of the Company (or effect a written consent) to remove the directors of the Company who have so failed or refused or voted in favor of such withdrawal, or to increase the size of the Board of Directors and elect a majority of new directors who will submit the Merger to the stockholders of the Company for a vote or reinstate such approval, and (ii) use their reasonable efforts to vote such Shares to effect such removal and replacement, or increase and election, and the submission of the Merger to the stockholders of the Company; and (iii), at any time if so requested by Parent, vote such Shares to approve all or any actions incident to the Merger or the other matters referred to in this Section 2 by stockholder written consent.

                  3.       OTHER COVENANTS OF THE STOCKHOLDER AND THE TRUSTEE.

                           (a) RESTRICTION ON TRANSFER; PROXIES AND
         NON-INTERFERENCE. From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and except for (i) Permitted Transfers as expressly permitted herein and
         (ii) enforcement of the pledge pursuant to the Consumer Pledge and Security Agreement dated April 16, 1998, as amended to date, in favor of

         Boston Private Bank & Trust Company, the Stockholder and the Trustee agree that they shall not directly or indirectly:

                                    (i) offer for sale, sell, transfer, tender,
                  pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "transfer"), and shall, to the extent permitted by law, take all steps necessary to prevent the transfer of, any or all of the Shares or any interest therein except in connection with the transactions contemplated by the Merger Agreement except for the transfer of certain voting trust certificates held by persons other than the Stockholder and his immediate family;

                                    (ii) grant any proxies or powers of attorney
                  with respect to the Shares, deposit the Shares into a voting trust or enter into a voting agreement, arrangement or understanding with respect to the Shares (except pursuant to the Voting Trust Agreement); or

                                    (iii) take any action (A) that would make
                  any representation or warranty of the Stockholder or the Trustee contained herein untrue or incorrect or would result in a breach by the Stockholder or the Trustee of their obligations under this Agreement or (B) to terminate the Voting Trust.

                           (b) NO SOLICITATION. Subject to Section 3(f), from the date hereof until the Closing Date, or the earlier termination of this Agreement in accordance with Section 7 hereof, the Stockholder and the Trustee agree that they shall not, and shall not permit any of their respective representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Stockholder or the Trustee), directly or indirectly, to enter into, solicit, initiate or continue any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its affiliates, concerning any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal. The Stockholder and the Trustee agree that they will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal, and immediately notify Parent of all material terms of any proposal which they may receive in respect of any such Acquisition Proposal, including the identity of the prospective purchaser or soliciting party if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with such a third party, including immediately reporting any material changes to the terms and conditions thereof.

                           (c) RELIANCE. The Stockholder and the Trustee understand and acknowledge that Parent entered into the Merger Agreement in reliance upon their execution and delivery of this Agreement.

                           (d) FURTHER ASSURANCES. From time to time, at Parent's request and without further consideration, the Stockholder and the Trustee agree that they shall execute and deliver such additional documents and take all such further reasonable and lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the purposes of this Agreement.

                           (e) STOCKHOLDER TERMINATION FEE. In the event that any Acquisition Proposal is consummated, then Stockholder shall pay to Parent as soon as practicable, but in no event later than two business days after receipt of the consideration paid to the Stockholder in connection with such Acquisition Proposal an amount (the "Stockholder Termination Fee") equal to the product of (x) the number of Shares Beneficially Owned by the Stockholder (for himself or for the benefit of another Person), multiplied by (y) the excess of the per share value of consideration paid or payable in consequence of consummation of the Acquisition Proposal (with the value of any non-cash consideration being determined by agreement of Parent and the Stockholder or, failing such agreement within 10 business days of consummation of such Acquisition Proposal, as provided below) over the Merger Consideration (as defined in the Merger Agreement). In the case of options on Shares, to the extent the same are canceled for a payment in cash (the "Option Payment"), the amount due hereunder shall be the amount by which the Option Payment exceeds the product of (a) the number of Shares underlying such options and (b) the Merger Consideration (as defined in the Merger Agreement). In the event that the consideration paid or payable in consequence of consummation of the Acquisition Proposal: (i) consists solely of cash, then the Stockholder Termination Fee shall be payable solely in cash, or (ii) consists of cash and other non-cash property, or solely non-cash property, then the Stockholder Termination Fee shall be payable in cash and such non-cash property in the same proportion as the cash bears to the value of the non-cash property issued or issuable in consequence of consummation of the Acquisition Proposal (as such value is determined herein).

                           If Parent and the Stockholder, as the case may be, fail to agree promptly on the value of such non-cash consideration, then the parties shall appoint an independent investment banking firm reasonably acceptable to Parent and the Stockholder to act as arbitrator (the "Arbitrator"). Upon the selection of the Arbitrator, Parent on the one hand and the Stockholder, on the other hand, shall deliver to the Arbitrator and to each other their last and final offer concurrently in writing (the "Certified Offers"). The Certified Offers shall list one amount which the submitting party asserts is the appropriate valuation of such non-cash consideration as of the date of submittal. The Arbitrator's sole role shall be to select which one of the two Certified Offers most closely approximates the valuation the Arbitrator would have determined for such non-cash consideration, taking into account current market valuations of any publicly traded securities which constitute such non-cash consideration. The Arbitrator shall notify the parties of such determination. The determination of the Arbitrator shall be binding on the parties. All costs and expenses of the Arbitrator shall be borne by the parties whose Certified Offer is not selected.

                           The Stockholder acknowledges that the agreements contained in this Section 3(e) are an integral part of the transactions contemplated by this Agreement and the Merger. Accordingly, if the Stockholder shall fail to pay when due any amounts which shall become due under Section 3(e) hereof, the Stockholder shall in addition hereto pay to Parent all costs and expenses (including fees and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the Prime Rate as announced from time to time by Citibank, N.A. as its "prime rate," "reference rate," "base rate" or other similar rate. Any payment required to be made pursuant to this
         Section 3(e) shall be made when due by wire transfer of immediately available funds to an account designated by Parent.

                           The parties agree and acknowledge that in the event that any Acquisition Proposal is consummated, it would be impracticable and extremely difficult to ascertain with certainty the amount of damages to Parent. Therefore, the parties agree that payment of the Stockholder Termination Fee pursuant to this Section 3(e) shall represent full liquidated damages hereunder in the event that any Acquisition Proposal is consummated. The parties agree that no party shall be liable for special, indirect, incidental or consequential damages of any nature arising from this Agreement.

                           (f) FIDUCIARY DUTY OF DIRECTORS. Parent agrees and acknowledges that the Stockholder is a director of the Company, and, in such capacity, has fiduciary duties to the stockholders of Company. Nothing in this Agreement (including, without limitation, Section 3(b)) shall be deemed to limit or affect the obligation of the Stockholder, as a director of the Company, to take any and all action as may be necessary in the exercise of his fiduciary duty to the stockholders of the Company.

                  4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND THE TRUSTEE. The Stockholder and the Trustee, jointly and severally, hereby represent and warrant to Parent as follows:

                           (a) OWNERSHIP OF SHARES. The Stockholder and the Trustee are the record and/or Beneficial Owner of the Existing Shares set forth besides their names on Exhibit A hereto. On the date hereof, the Existing Shares as set forth on Exhibit A constitute all of the Shares owned of record or Beneficially Owned by the Stockholder and the Trustee, respectively. With respect to the number of shares set forth opposite the Stockholder's and the Trustee's name on Exhibit A hereto, and with the exceptions noted thereon, if any, the Stockholder or the Trustee has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, and in the case of the Stockholder, sole power of disposition, sole power of conversion, sole power to demand appraisal rights with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The Initial Beneficiary (as defined in the Voting Trust Agreement) no longer has the power to direct voting of Shares or to terminate the Voting Trust.

                           (b) DUE AUTHORIZATION. The Stockholder and the Trustee have all requisite capacity, power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and the Trustee and constitutes a valid and binding agreement enforceable against the Stockholder and the Trustee in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (c) NO CONFLICTS. Except for filings, authorizations, consents and approvals contemplated by the Merger Agreement and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder or the Trustee and the consummation by the Stockholder and the Trustee of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder or the Trustee, the consummation by the Stockholder or the Trustee of the transactions contemplated hereby or compliance by the Stockholder or the Trustee with any of the provisions hereof shall

         (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder or the Trustee is a party or by which the Stockholder, the Trustee or any of their respective properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder, the Trustee or any of their respective properties or assets.

                           (d) NO ENCUMBRANCES. Except as set forth on Exhibit A or as otherwise permitted herein, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by the Stockholder or the Trustee, or by a nominee, custodian or trust for the benefit of the Stockholder or the Trustee, as the case may be, free and clear of all liens, claims, security interests, proxies, voting trusts (except for the Voting Trust Agreement) or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such arising hereunder.

                           (e) FINDER'S FEES. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder or the Trustee.

                  5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholder and the Trustee as follows:

                           (a) ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by its Board of Directors and, except as contemplated in the Merger Agreement, no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (b) AGREEMENT. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                           (c) NO CONFLICTS. Except for filings, authorizations, consents, and approvals contemplated by the Merger Agreement and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, and
         (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transaction contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the charter or bylaws of Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modifications or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or its respective properties or assets.

                  6.       LEGEND.

                           (a) The Stockholder and the Trustee agree with, and covenant to, Parent that the Stockholder and the Trustee shall not request that the Company register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is in compliance with this Agreement.

                           (b) The Stockholder and the Trustee agree that they shall promptly after the date hereof surrender to Parent all certificates representing the Shares held by the Stockholder or the Trustee, and Parent shall place the following legend on such certificates, which legend, except as otherwise expressly provided in this Agreement, shall remain on such certificates until the termination of this Agreement:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT, DATED AS OF AUGUST 9, 1999 AMONG CERTAIN STOCKHOLDERS AND MIDNIGHT ACQUISITION HOLDINGS, INC. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER OR ENCUMBRANCE AND

         VOTING. A COPY OF THE AGREEMENT IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY."

                  7. TERMINATION. This Agreement shall terminate upon the earlier to occur of (i) the Closing Date, (ii) March 31, 2000 or (iii) the date the Merger Agreement is terminated if the Merger Agreement is terminated pursuant to Section 8.01(a) or (c) of the Merger Agreement; PROVIDED, HOWEVER, that if the Merger Agreement is terminated pursuant to Section 8.01(c) of the Merger Agreement, such order, decree, ruling or other action shall not have resulted from any action taken by the Stockholder. The parties hereto agree that the provisions of Section 3(e) (but only to the extent an Acquisition Proposal is made, proposed, communicated, disclosed or consummated prior to termination hereunder) and Section 8 shall survive any termination of this Agreement, and no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  8. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases.

                  9.       GENERAL PROVISIONS.

                           (a) EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically noted herein or in the Merger Agreement.

                           (b) NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                                    (i)     if to Parent, to:

                                  Midnight Acquisition Holdings, Inc.
                                  c/o Asahi Organic Chemicals Industry Co., Ltd 15-9 Uchikanda 2-chome
                                  Chiyoda-ku, Tokyo   101-0047
                                  Japan
                                  Telephone:     03-3256-2451
                                  Telecopy:      03-3254-3473

                                  with copies to:

                                  Chadbourne & Parke LLP
                                  30 Rockefeller Plaza
                                  New York, NY  10112
                                  Attention:     David M. Wilf, Esq.
                                  Telephone:     (212) 408-5100
                                  Telecopy:      (212) 541-5369

                                    (ii)    if to the Stockholder or the
                  Trustee, to the respective addresses set forth on Exhibit A.

                           (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

                           (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                           (e) ASSIGNMENT. Except in connection with Permitted Transfers, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by the Stockholder or the Trustee without the consent of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                           (f) GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Massachusetts (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                           (g) SEVERABILITY. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

                           (h) INJUNCTIVE RELIEF. Subject to the last paragraph of Section 3(e), the parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person or entity will be irreparably damaged and will not have an adequate remedy at law. Any such Person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

                           (i) ATTORNEYS' FEES. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

                           (j) CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                           (k) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

                           (l) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                           (m) BINDING AGREEMENT. The Stockholder and the Trustee agree that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                           (n) CAPACITY. For purposes of this Agreement and the representations, covenants and promises contained herein, the Stockholder is acting solely in his capacity as stockholder (of record or beneficial) of, and not as a director, officer, employee, representative or agent of, the Company and as trustee under the Voting Trust Agreement.

                           (o) CONSENT AND JURISDICTION. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in the Commonwealth of Massachusetts and each party irrevocably consents to personal jurisdiction in any and all tribunals in said State.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         Midnight Acquisition Holdings, Inc.



                                         By: /s/ Ichiro Murao
                                            ------------------------------------
                                            Name: Ichiro Murao
                                            Title: President




                                         /s/ Leslie B. Lewis
                                         ---------------------------------------
                                         Leslie B. Lewis, individually




                                         /s/ Leslie B. Lewis
                                         ---------------------------------------
                                         Leslie B. Lewis, Trustee